Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZEDGE, INC.

Zedge, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the name of the Corporation is Zedge, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 18, 2008 under the name Zedge Holdings, Inc., an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 18, 2008, Certificates of Amendments to the Amended and Restated Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on each of March 29, 2010, October 6, 2011 and January 27, 2016 (the “Certificate”).

SECOND: That pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate.

THIRD: That the board of directors of the Corporation (the “Board”) duly adopted, in accordance with the provisions of Section 242 of the DGCL and the By-laws of the Corporation, the proposed amendment and restatement of the Certificate by written consent in lieu of a meeting, declaring such amendment and restatement to be advisable and directing that such amendment and restatement be submitted to the stockholders of the Corporation for approval.

FOURTH: That thereafter, pursuant to the resolution of the Board, the stockholders of the Corporation duly adopted the proposed amendment and restatement by written consent in lieu of a special meeting, all in accordance with the provisions of Sections 242 and 245 of the DGCL.

FIFTH:  Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Third Amended and Restated Certificate of Incorporation, (i) each share of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be converted and/or split into 60.843 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), (ii) each share of the Corporation’s Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be converted and/or split into 60.843 shares of Class B Common Stock, and (iii) each share of the Corporation’s Series A Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted and/or split into 60.843 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), without any further action by the Corporation or the holder thereof. Upon the Effective Time, there will no longer be any shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock issued and outstanding and all authorized shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock will be eliminated.

SIXTH: Upon the Effective Time, pursuant to the General Corporation Law of the State of Delaware, of this Third Amended and Restated Certificate of Incorporation, 2,059,896 shares of the Corporation’s Class A Common Stock shall automatically be converted and reclassified into an equal number of validly issued, fully paid and non-assessable shares of the Corporation’s Class B Common Stock without any further action by the Corporation or the holder thereof (the “Conversion”).

SEVENTH: That this Third Amended and Restated Certificate of Incorporation shall become effective upon filing.

EIGHTH:  That the Certificate of Incorporation, as amended and restated hereby, reads in its entirety as follows:

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZEDGE, INC.

FIRST:  The name of the corporation is Zedge, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is forty-five million (45,000,000) shares, consisting of (a) 2,600,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Stock”), (b) 40,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Stock”; the Class A Stock and the Class B Stock are referred to herein as the “Common Shares”), and (c) 2,400,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

1.    Preferred Stock

The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued and undesignated shares of Preferred Stock, for one or more series of Preferred Stock.  Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

(a)      the designation of such series, the number of shares to constitute such series, and the stated value thereof if different from the par value thereof;

(b)      whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)      the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d)      whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares of such series are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e)      the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation, and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of stock;

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(f)       whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)      whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)      the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payments of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Shares or shares of stock of any other class or any other series of this class;

(i)       the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j)       any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations of restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

2.     Common Shares

(a)      General. Except as hereinafter expressly set forth in this Section 2, and subject to the rights and preferences of the holders of Preferred Stock at any time outstanding, the Class A Stock and the Class B Stock, both of which are classes of common stock, shall have the same rights and privileges and shall rank equally, share ratably and be identical in respects as to all matters, including rights in liquidation.

(b)      Voting Rights. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation or as expressly provided by law, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the Common Shares have exclusive voting rights on all matters requiring a vote of the Corporation.

The holders of Class A Stock shall be entitled to three votes per share on all matters to be voted on by the stockholders of the Corporation. The holders of Class B Stock shall be entitled to one-tenth (1/10) of a vote per share on all matters to be voted on by the stockholders of the Corporation.

Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation or as required by law, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of Class A Stock and the holders of Class B Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

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(c)      Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Third Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of Class A Stock and holders of Class B Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that no cash, property or share dividend or distribution may be declared or paid on the outstanding shares of any of the Class A Stock or the Class B Stock unless an identical per share dividend or distribution is simultaneously declared and paid on the outstanding shares of the other class of common stock; provided further, however, that (i) a dividend of shares may be declared and paid in Class A Stock to holders of Class A Stock and in Class B Stock to holders of Class B Stock if the number of shares paid per share to holders of Class A Stock and to holders of Class B Stock shall be the same (ii) a dividend or distribution by the Corporation of the securities of another entity may be declared and paid to holders of Common Shares, if the securities distributed to the holders of differing classes of Common Shares have disparate voting and conversion rights, so long as (A) such shares bear the same relative equity rights in the entity whose securities are being distributed, and (B) the disparate voting and conversion rights of the securities being distributed to the Class A Stock and the Class B Stock are not materially different than the relative voting and conversion rights of the Class A Stock and Class B Stock. If the Corporation shall in any manner subdivide, combine or reclassify the outstanding shares of Class A Stock or Class B Stock, the outstanding shares of the other class of common stock shall be subdivided, combined or reclassified proportionately in the same manner and on the same basis as the outstanding shares of Class A Stock or Class B Stock, as the case may be, have been subdivided, combined or reclassified.

(d)      Optional Conversion.

(1)    The shares of Class B Stock are not convertible into or exchangeable for shares of Class A Stock.

(2)    Each share of Class A Stock may be converted, at any time and at the option of the holder thereof, into one fully paid and nonassessable share of Class B Stock.

(e)      Mandatory Conversion.

(1)     Upon a Transfer by a Holder other than (i) the initial transfer by IDT Corporation within ninety (90) days following the Effective Date in connection with the distribution of the shares of the Corporation to IDT Corporation’s stockholders; or (ii) to a “Permitted Transferee” of such Holder, shares of Class A Stock so transferred shall, effective on the date of such Transfer, be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Stock, and the stock certificates formerly representing such shares of Class A Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Stock.

(2)     For purposes of this Section 2(e):

A “Permitted Transferee” of a Holder shall mean the following:

(i)        In the case of any Holder, the Corporation or any one or more of its directly or indirectly wholly owned subsidiaries;

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(ii)       In the case of a Holder who is a natural person:

            (A)       The spouse of such Holder (the “Spouse”), any lineal ancestor of such Holder or of the Spouse, and any person who is a lineal descendant of a grandparent of such Holder or of the Spouse, or a spouse of any such lineal descendent or such lineal ancestor (collectively, the “Family Members”);

            (B)        A trust (including a voting trust) exclusively for the benefit of one or more of (x) such Holder, (y) one or more of his or her Family Members or (z) an organization to which contributions are deductible under 501(c)(3) of the internal Revenue Code of 1986, as amended, or any successor provision (the “Internal Revenue Code”) or for estate or gift purposes (a “Charitable Organization”); provided that such trust may include a general or special power of appointment for such Holder or Family Members (a “Trust”); provided, further, that if by reason of any change in the beneficiaries of such Trust, such Trust would not have qualified, at the time of the Transfer of Class A Stock to such Trust (for purposes of this sub-paragraph (B), the “Transfer Date”), as a Permitted Transferee, all shares of Class A Stock so transferred to such Trust shall, effective on the date of such change of beneficiary, be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Stock, and the stock certificates formerly representing such shares of Class A Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Stock;

            (C)       A Charitable Organization established solely by one or more of such Holder or a Family Member;

            (D)       An Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, of which such Holder is a participant or beneficiary, provided that such Holder has the power to direct the investment of funds deposited into such Individual Retirement Account and to control the voting of securities held by such Individual Retirement Account (an “IRA”);

            (E)        A pension, profit sharing, stock bonus or other type of plan or trust of which such Holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401(k) of the Internal Revenue Code, provided that such Holder has the power to direct the investment of funds deposited into such plan or trust and to control the voting of securities held by such plan or trust (a “Plan”);

            (F)        Any corporation or partnership directly or indirectly controlled, individually or as a group, only by such Holder and/or any of his Permitted Transferees as determined under this clause (ii); provided that if by reason of any change in the direct or indirect control of such corporation or partnership, such corporation or partnership would not have qualified, at the time of the Transfer of Class A Stock to such corporation or partnership, as a Permitted Transferee of such Holder, all shares of Class A Stock so transferred to such corporation or partnership shall, effective on the date of such direct or indirect change in control, be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Stock, and the stock certificates formerly representing such shares of Class A Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Stock; and

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            (G)        The estate, executor, executrix or other personal representative, custodian, administrator or guardian of such Holder.

(iii)      In the case of a Holder holding shares of Class A Stock in question as trustee of an IRA, a Plan or a Trust, “Permitted Transferee” means (x) the person who transferred Class A Stock to such IRA, such Plan or such Trust, (y) any Permitted Transferee of any such person determined pursuant to this Section 2(e) and (z) any successor trustee or trustees in such capacity of such IRA, such Plan or such Trust;

(iv)      In the case of a Holder which is a partnership, “Permitted Transferee” means any other person, directly or indirectly controlling, controlled by or under direct or indirect common control with such partnership, provided that, if by reason of any change in the direct or indirect control of such person, such person would not have qualified, at the time of the Transfer of the Class A Stock to such person, as a Permitted Transferee of such partnership, all shares of Class A Stock so transferred to such person shall, effective on the date of such direct or indirect change in control, be automatically converted, without further act on anyone’s part, into an equal number of shares of Class B Stock, and the stock certificates formerly representing such shares of Class A Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Stock;

(v)       In the case of a Holder which is a corporation (other than a Charitable Organization) “Permitted Transferee” means any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such corporation; provided that if by reason of any change in the direct or indirect control of such person, such person would not have qualified, at the time of the Transfer of the Class A Stock to such person, as a Permitted Transferee of such corporation, all shares of Class A Stock so transferred to such person shall, effective on the date of such direct or indirect change in control be automatically converted, without further act on anyone's part, into an equal number of shares of Class B Stock, and the stock certificates formerly representing such shares of Class A Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Stock; and

(vi)      In the case of a Holder which is the estate of a deceased Holder or who is the executor, executrix or other personal representative, custodian or administrator of such Holder, or guardian of a disabled or adjudicated incompetent Holder or which is the estate of a bankrupt or insolvent Holder, which owns the shares of Class A Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, or adjudicated incompetent, disabled, bankrupt or insolvent Holder as otherwise determined pursuant to this Section 2(e).

As used in this Section 2(e), the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the controlled person or entity.

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As used in this Section 2(e), the term “Holder” means any holder of Class A Stock or a proxy to vote shares of Class A Stock.

As used in this Section 2(e), the term “person” shall mean both natural persons and legal entities, unless otherwise specified.  The relationship of any person that is derived by or through legal adoption shall be considered a natural relationship.

Each joint owner of, or owner of a community property interest in, shares of Class A Stock shall be considered a “Holder” of such shares.  A minor for whom shares of Class A Stock are held pursuant to a Uniform Transfer to Minors Act or similar law shall be considered a Holder of such shares.

As used in this Section 2(e), a “Transfer” shall mean any type of transfer of shares of Class A Stock, whether by sale, exchange, gift, operation of law, pledge, or otherwise, and shares of Class A Stock shall refer to either (i) such shares of Class A Stock so transferred, (ii) the power to vote such shares so transferred or (iii) shares of Class A Stock for which the power to vote was so transferred, as the case may be.

(3)     Notwithstanding anything to the contrary set forth herein, any Holder may pledge shares of Class A Stock belonging to such Holder to a pledgee pursuant to a bona tide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such pledgee does not have the power to vote such shares and such shares remain subject to the provisions of this Section. In the event of foreclosure or other similar action by the pledgee, such shares, at midnight on the thirtieth day after delivery of notice by the Corporation to the pledgor of such foreclosure or other similar action (for purposes of this paragraph (3) the “Conversion Time”), shall be automatically converted, without further act on anyone's part, into an equal number of shares of Class B Stock and the stock certificates formerly representing such shares of Class A Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class B Stock; provided, however, that such automatic conversion of such shares of Class A Stock shall not occur if, prior to the Conversion Time, (x) such pledged shares of Class A Stock are transferred to a Permitted Transferee of the pledgor or (y) such foreclosure or other similar action is cancelled or annulled so that the pledgor retains the right to vote such shares.

(4)     A good faith determination by the Board of Directors of the Corporation (x) that a transferee of shares of Class A Stock is or is not a Permitted Transferee of the transferor of such shares to such transferee on the date of Transfer, or (y) that, by reason of any change in the direct or indirect control of such transferee subsequent to such Transfer, such person would have or have not qualified at the time of the Transfer of the Class A Stock to such person as a Permitted Transferee, shall be conclusive and binding upon all the stockholders of the Corporation.

(5)     The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class A Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee.  Each certificate representing shares of Class A Stock shall be endorsed with a legend that states that shares of Class A Stock are not transferable other than to certain transferees and are subject to certain restrictions as set forth in this Third Amended and Restated Certificate of Incorporation of the Corporation.

(6)     This Section 2(e) may not be amended without the affirmative vote of holders of the majority of the shares of the Class A Stock and the affirmative vote of holders of the majority of the shares of the Class B Stock, each voting separately as a class.

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(f)       Conversion Procedures.

(1)      The conversion of shares pursuant to Section 2(d)(2) hereof will be effected by the surrender of the certificate or certificates, duly endorsed, representing the shares to be converted at the principal office of the transfer agent of the Class A Stock at any time during normal business hours, together with a written notice by the holder stating the number of shares that such holder desires to convert and the names or name in which he wishes the certificate or certificates for the Class B Stock to be issued. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered, and at such time, the rights of any such holder with respect to the converted shares of such holder will cease and the person or persons in whose name or names the certificate or certificates for shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of such shares represented thereby.

Promptly after such surrender, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the Class B Stock issuable upon such conversion and a certificate representing any Class A Stock, in the case of conversion pursuant to Section 2(d)(2) which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion, but which was not converted.

(2)      The issuance of certificates upon conversion of shares pursuant to Section 2(d) hereto will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection therewith.

(3)      The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Stock or its treasury shares, solely for the purpose of issuance upon the conversion of the Class A Stock, such number of shares of Class B Stock as may be issued upon conversion of all outstanding Class A Stock.

(4)     Shares of the Class A Stock surrendered for conversion as above provided or otherwise acquired by the Corporation shall be canceled according to law and shall not be reissued.

(5)     All shares of Class B Stock which may be issued upon conversion of shares of Class A Stock will, upon issue, be fully paid and nonassessable.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than two and not more than seventeen directors, the exact number of which shall be fixed from time to time by the Board of Directors; provided, however, that at any time the Corporation shall have any class of stock registered under the Securities Exchange Act of 1934, as amended, the Board of Directors shall consist of not less than three and not more than seventeen directors.

A director shall hold office until the next occurring annual meeting of stockholders following his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior death or incapacity, resignation, retirement, disqualification or removal from office.

The directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Third Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

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Subject to the terms of any one or more classes or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death or incapacity, resignation, retirement, disqualification or removal from office may be filled only by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so elected shall hold office until the next occurring annual meeting of stockholders following appointment and until their successors are duly elected and qualified, or until their earlier death or incapacity, resignation, retirement, disqualification or removal from office.

SIXTH:  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  Any alteration, amendment or repeal of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment or repeal with respect to acts or omissions occurring prior to such alteration, amendment or repeal.

SEVENTH:  The Corporation is to have perpetual existence.

EIGHTH:  The By-Laws of the Corporation may be altered, amended or repealed in whole or in part, or new By-Laws may be adopted, by the stockholders or by the affirmative vote of the directors of the Corporation as provided therein.

NINTH:   Special meetings of stockholders may be called by any of (i) the Chairman of the Board of Directors, (ii) the President, (iii) the Chief Executive Officer, (iv) the Chief Financial Officer, (v) any Vice President, (vi) the Secretary, or (vii) any Assistant Secretary, and shall be called by any such officer at the request in writing of a majority of the entire Board of Directors or at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. As used in this Third Amended and Restated Certificate of Incorporation, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

TENTH:  The Corporation elects not to be governed by Section 203 of the DGCL.

ELEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders hereby are granted subject to this reservation.

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IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed on its behalf this ___ day of May 2016.

ZEDGE, INC.

By:	/s/ Jonathan Reich
Name: Jonathan Reich
Title: Chief Financial Officer

Address:	22 Cortlandt Street, 14th Floor New York, NY 10007

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